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                                                                     Exhibit 1.1


                    [TRIDENT SECURITIES, INC. LETTERHEAD]


                                                                  March 16, 1999

Board of Trustees
Westborough Savings Bank
100 East Main Street
Westborough, Massachusetts 01581-0670


RE:  MUTUAL HOLDING COMPANY MARKETING SERVICES


Gentlemen:

This letter sets forth the terms of the proposed engagement between Trident Securities, Inc. ("Trident") and Westborough Savings Bank, Westborough, Massachusetts (the "Bank") concerning Trident's investment banking services in connection with the reorganization ("Reorganization") of the Bank into a mutual holding company ("MHC") and the issuance of shares of the stock savings bank subsidiary of the MHC in a community offering (the "Offering").

Trident is prepared to assist the Bank in connection with the offering of shares of common stock of the MHC's stock holding subsidiary during the Offering as such term is defined in the Bank's Plan of Mutual Holding Company Reorganization and Stock Issuance Plan (the "Plan"). It is expected that Trident will assist the Bank in the Offering as follows: (1) as financial advisor to the Bank,
(2) targeting sales efforts in the Bank's local communities, (3) conducting information meetings for prospective investors (as directed by the Board of Trustees), (4) training and educating the Bank's management and employees regarding the mechanics and regulatory requirements of the process, (5) providing support for the administration and processing of orders and establishing a Stock Information Center on site in Westborough, and (6) listing stock of the Bank on the NASDAQ System and acting as a market maker for the shares. The specific terms of the services contemplated hereunder shall be set forth in a definitive Sales Agency Agreement (the "Agreement") between Trident and the Bank to be executed on the date the Offering Circular is declared effective by the appropriate regulatory authorities. The price of the shares during the Offering will be the price established by the Bank's Board of Trustees, based upon an independent appraisal as approved by appropriate regulatory authorities, provided such price is mutually acceptable to Trident and the Bank.

At the appropriate time, Trident, in conjunction with its counsel will conduct an examination of the relevant documents and records of the Bank as Trident and its counsel deem necessary and appropriate. The Bank will make all documents, records and other information deemed necessary by Trident or its counsel available to them upon request.

For its services, Trident will receive the following compensation and reimbursement from the Bank:

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TRIDENT SECURITIES, INC.

Board of Trustees
March 16, 1999
Page 2

     1. A commission equal to two percent (2.0%) of the aggregate dollar amount of stock sold in the subscription and community offerings, excluding any shares of stock sold to the Bank's trustees, executive officers, employees and employee benefit plans. Additionally, commissions will be excluded on those shares sold to "Associates" of the Bank's trustees and executive officers. The term "Associates" as used herein shall have the same meaning as that found in the Bank's Plan of Reorganization.

     2. For stock sold by other NASD member firms under selected dealer's agreements, the commission shall not exceed a fee of 4.5%.

     3. The foregoing fees and commissions are to be payable to Trident at closing as defined in the Agreement to be entered into between the Bank and Trident.

     4. Trident shall be reimbursed for out-of-pocket expenses incurred by them and their counsel, whether or not Agreement is consummated. Trident's out-of-pocket expenses will not exceed $15,000 and its legal fees will not exceed $30,000. The Bank will forward to Trident a check in the amount of $10,000 as an advance payment to defray the expenses of Trident.

It further is understood that the Bank will pay all other expenses of the offering including but not limited to its attorneys' fees, National Association of Securities Dealers ("NASD") filing fees, and fees of either Trident's attorneys or other attorneys relating to any required state securities laws filings, transfer agent charges, telephone charges, air freight, rental equipment, supplies, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing. These expenses are go be in addition to those enumerated in Paragraph (4) above.

For the purpose of Trident's obligation to file certain documents and to make certain representations to the NASD in connection with the reorganization, the Bank warrants that: (a) the Bank has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between the Bank and any NASD member or any person related to or associated with any such member; (c) none of the officers or trustees of the Bank has any affiliation with the NASD; (d) except as contemplated by this engagement letter with Trident, the Bank has no financial or management consulting contracts outstanding with any NASD member or any person related to or associated with any such member: (e) the Bank has not granted Trident a right of first refusal with respect to the underwriting of any future offering of the Bank's stock; and, (f) there has been no intermediary between Trident and the Bank in connection with the public offering of the Bank's shares, and no NASD member or any person related to or associated with any such member is being compensated in any manner for providing such service. The foregoing representation excludes the Bank's agreement with Fisco to provide third party marketing services of non-deposit products to the Bank's customers.

The Bank agrees to indemnify and hold harmless Trident and each person, if any, who controls the firm against all losses, claims, damages or liabilities, joint or several and all legal or other


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TRIDENT SECURITIES, INC.

Board of Trustees
March 16, 1999
Page 3

expense reasonably incurred by them in connection with the investigation or defense thereof (collectively, "Losses"), to which they may become subject under securities laws or under the common law, that arise out of or are based upon the reorganization or the engagement hereunder of Trident. If the foregoing indemnification is unavailable for any reason, the Bank agrees to contribute to such Losses in the proportion that its unavailable for any reason, the Bank agrees to contribute to such Losses in the proportion that its financial interest in the reorganization bears to that of the indemnified parties. If the agreement is entered into with respect the common stock to be issued in the reorganization, the Agreement will provide for indemnification, which will be in addition to any rights that Trident or any other indemnified party may have at common law or otherwise. The indemnification provision of this paragraph will be superseded by the indemnification provisions of the Agreement entered into by the Bank and Trident.

This letter is merely a statement of intent and not a binding legal agreement except as to paragraph (4) above with regard to the obligation to reimburse Trident for allocable expenses to be incurred prior to the execution of the Agreement and theindemnity described in the preceding paragraph. While Trident and the Bank agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between Trident and the Bank shall be only as set forth in the duly executed Agreement. Such Agreement shall be in form and content satisfactory to trident and among other things, there being in Trident's opinion no material adverse change in the condition or obligations of the Bank or no market conditions which might render the sale of the shares by the Bank hereby contemplated inadvisable. The Bank consents to the assignment of Trident's rights and obligations under this letter or the Agreement to McDonald Investments, Inc.

Please acknowledge your agreement to the foregoing by signing below and returning to Trident one copy of this letter along with the advance payment of $10,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.


                                           Yours very truly,

                                           TRIDENT SECURITIES, INC.

                                           By:   /s/ Timothy E. Lavelle
                                              ----------------------------
                                              Timothy E. Lavelle
                                              Manageing Director

TEL:cs

Agreed and accepted this
29th day of March, 1999

WESTBOROUGH SAVINGS BANK

By: /s/ Joseph F. MacDonough
    -----------------------------
    Joseph F. MacDonough
    President and CEO